UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933

OILBOB CORPORATION
OREGON

SUSTAINABLE AVIATION FUELS

5305 RIVER RD NORTH
KEIZER, OR 97303

Phone: (971) 3500986, Website: www.oilbob.net

1311 (Primary Standard Industrial Classification Code Number)
83-3288191 (I.R.S. Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

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PRELIMINARY OFFERING CIRCULAR
Form 1-A

OILBOB Corporation
5305 RIVER RD NORTH STE B
KEIZER, OR 97303

Phone: (971)3500986, Website: www.oilbob.net

Best Efforts Offering of
25,000,000 Shares of Common Stock at $2.00 per Share

.	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per Share	$ 2.00	$ 0.30	$ 1.70	None
Total Minimum	$ 200.00	$ 30.00	$ 170.00	None
Total Maximum	$ 50,000,000.00	$ 7,500,000.00	$ 42,500,000	None

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THIS OFFERING CIRCULAR.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission and the relevant state regulators, as necessary. This offering will close upon the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors. The Shares are being offered on a “best efforts” basis and the Company does not anticipate paying fees or commissions.

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-II-

DATE OF OFFERING CIRCULAR: [….], 2019

HERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED. INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF. INFORMATION CONTAINED IN THE PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

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-III-

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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-IV-

TABLE OF CONTENTS

ABOUT THIS OFFERING CIRCULAR	1
SUMMARY INFORMATION	1
RISK FACTORS	6
PLAN OF DISTRIBUTION	15
USE OF PROCEEDS TO ISSUER	16
DESCRIPTION OF BUSINESS	18
DESCRIPTION OF PROPERTY	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	38
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	40
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	41
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	42
SECURITIES BEING OFFERED	42
INDEX TO FINANCIAL STATEMENTS	43
INDEX TO EXHIBITS	48
SIGNATURES	49

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-V-

ABOUT THIS OFFERING CIRCULAR

This Offering Circular describes the offer and sale by us of shares of our common stock pursuant to the exemption from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. This Offering Circular speaks only as of the date hereof.

We will amend this Offering Circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended Offering Circular as part of an amendment to our Form 1-A, which we will file with the SEC, state regulators or other appropriate regulatory bodies. Our shares of common stock are not available for offer and sale to residents of every state.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements, consists of total of approximately 55 pages.

Cautionary Statement Concerning Forward-Looking Statements

All statements other than statements of historical facts included in this Offering Circular are forward-looking statements. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” and similar expressions as they relate to OILBOB Corporation or its management are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” which begins on page 11, and elsewhere in this Offering Circular.

SUMMARY INFORMATION

IMPORTANT NOTICE TO INVESTORS

The following summary highlights information contained elsewhere in this Offering Circular relating to the offering herein (the “Offering”). This summary is not complete and does not contain all of the information that you should consider before investing in shares of common stock. You should carefully read the entire Offering Circular; especially the section concerning the risks associated with the investment in common stock, discussed under “Risk Factors.”

Unless we state otherwise the terms “we”, “us”, “our”, “Company”, “OILBOB”, ”OILBOB Corporation“, “management”, or similar terms collectively refer to OILBOB Corporation, an Oregon corporation.

Some of the statements in this Offering Circular are forward-looking statements. See “About this Offering Circular—Cautionary Statement Concerning Forward-Looking Statements.”

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THE COMPANY AND BUSINESS SUMMARY

OILBOB is dedicated to green technologies in the sphere of energy, industry and other branches, all our innovations help protect nature and make life much better. We develop green business models and plan the deployment of newest technologies. Green technology has moved to mainstream commercialization, and this is occurring at a rapid pace and at a critical time. Along with our cutting-edge green technology solutions, we promise exceptional safety, reliability and quality customer service.

The Company has been in the start-up stage since inception and has no operations to date. Other than issuing shares to its original shareholder, the Company has never commenced any operational activities. The Company was incorporated on December 17, 2018 in the State of Oregon.

OILBOB Corp. ("OILBOB"), an Oregon Company, is a clean energy company that recycles waste plastic into liquid fuels. OILBOB’s modular technology allows to realize the benefits of converting waste plastic to alternative fuels. Our technology converts plastic waste into a valuable commodity and creates a source of renewable energy from a plentiful feedstock.

We are building plants which produce fuel products mainly from unsorted, unwashed waste plastics ("Plastic-toOil") for distribution across a number of markets. The technology is environment friendly technology for disposal of plastic waste. OILBOB’s technology has the potential to end plastic landfilling and the contamination of the earth’s oceans and fresh water sources.

In 2020, we expect to have two fully-permitted operational Plastic-to-Oil plants, one plant will be located in Poland and the other in the U.S. or Germany The United State of America produced in 2010 the second largest quantity of plastic in the world each year, at nearly 38 million tonnes. This was followed by Germany at 14.5 million tonnes. Both countries are also major global plastic exporters.

We use the waste plastic as feedstock to produce Avistion Fuel (JET A-1), Diesel (EN-590) and Ethanol for various uses by our customers. Each OILBOB facility is expected to convert 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) gallons of fuel. No hazardous byproducts are created from this process. Until we receive our jet fuel certification, we mainly produce EN 590 Diesel. In this context, OILBOB has signed a letter of intent with an independent petroleum-products trader for a quantity of 200m liters EN 590 Diesel per year, a prerequisite to achieve profitability in 2020 and to ensure high quality and fast growth. Standard market conditions and terms were agreed with this company.

Priority of our operating business will be the production of Sustainable Aviation Fuels. Sustainable Aviation Fuels (SAF) are used in commercial flights every day. Current volumes produced are low (<1% of total jet fuel demand, [SOURCE: IATA Fact Sheet Sustainable Aviation Fuels, June 2018]). Compared with aviation biofuel, aviation biofuel is 50% more expensive than our plastic-to-oil aviation fuel. Furthermore farmland is not deflected from its objectives, so we can compete with traditional fossil hydrocarbons producers.

Aviation is one of the strongest growing transport sectors. Global airline operations consumed approximately 1.5 billion barrels of Jet A-1 fuel producing 705 million metric tonnes (Mt) of CO2 in 2013, producing just under 2% of the total of manmade CO2 emissions. Direct emissions from civil aviation currently account for about 3% of total EU greenhouse gas emissions.

But first, we must successfully complete a jet fuel certification process. Since our fuel specifications meet the official ASTM fuel specifications, our new alternative jet fuel is approved for use in all existing commercial aircrafts. But the jet fuel certification process is very costly and time consuming. Typically, the certification process takes about 3 to 5 years and costs around $10 to 15 million, we must provide 852k liters of our jet fuel for testing purposes (used for tests in an aircraft engine). OILBOB would initiate the certification process in 2020. However, a precondition for this is that we can produce EN 590 fuels in our Polish plant.

However, the enormous growth prospects of the aviation sector require additional efforts to reduce CO2 emissions. Unlike ground-based traffic, aviation will not have any alternatives to liquid, hydrocarbon-based fuels in the foreseeable future. With the aviation sector expected to grow by at least 5% every year towards 2030, demand for aviation fuel will grow by approximately 1.5–3% per year.

In order to reach these goals, the increasing use of sustainable aviation fuel is essential. In contrast to other modes of transport, new forms of propulsions such as electric or H2 propulsion cannot be realized in aviation in the coming decades. The growth prospects of aviation, despite of the new generation of aircraft with fuel-efficient

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engines and improvements in the operational processes of airlines, require further comprehensive steps to reduce CO2 emissions. Alternative aviation fuels derived from wastes and other feedstocks can reduce the carbon footprint of aviation fuel by up to 94% over their full lifecycle.

The aviation industry is confident that technology, including sustainable alternative fuels, operations and infrastructure measures will provide the long-term solution for aviation’s sustainable growth. The importance of aviation for the high quality of life and the economic prosperity is undisputed. However, the mobility of the future should not only be safe and flexible but should also meet the increased requirements for environmental and climate protection.

As the first airport in the world Oslo (Norway) introduces biojet fuel in its regular operations. Since January 2016, all airlines refueling at Norway`s capital airport may use a blend of sustainable alternative aviation fuel. The biojet fuel allows a CO2 reduction of 47% compared to fossil jet fuel.

Alternative aviation fuels could already partly replace fossil jet fuel. Their use would enable aviation, a sector that depends on liquid fuels, to actively contribute to the energy transition.

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THE OFFERING

Securities offered by OILBOB Corporation

25,000,000 no par value shares of our common stock (the “Shares” or the “Securities”)

Offering price per unit

Fixed price of $2.00 per Share for the duration of the Offering. The minimum investment is $200 for 100 Shares.
Fractional shares will not be issued. Only round lots of 100 shares will be sold.

Number of Shares outstanding before the offering

As of April 30, 2019, 74,999,999 Shares are currently issued and outstanding.

Minimum number of Shares to be sold in this offering

None. The minimum investment is $100. Only even lots of 100 shares shall be sold.

Market for these securities

There is presently no public market for these Securities.

Use of proceeds

We intend that the proceeds from this Offering will be used to pay for offering expenses and thereafter for general corporate purposes.

Termination of the Offering

This Offering will close upon the earlier of (1) the sale of the maximum number of Shares offered hereby, (2)
one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors.

High Degree of Risk

Given the nature of the industry in which we operate, and other factors, these securities carry a high degree of risk, and investors should be prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 11. The most significant risk factors are as follows:

Prices of Oil fluctuate - International and domestic oil prices fluctuate widely and are affected by numerous factors, such as industrial and retail supply and demand, exchange rates, inflation rates and changes in global economies. The economic viability of OILBOB’s projects will be dependent upon the future price of oil. Price declines in the market value of oil could result in commercial production from the Company’s projects becoming uneconomic.

Development Stage Business – The Company is in the early stage of development and must be considered a startup. As such, the Company is subject to many risks common to such enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. The PlasticTo-Oil industry is new, and general public acceptance of this method of recycling and fuel generation is uncertain.

Availability of Equipment and Staff - Our business and development activities are dependent on the availability of equipment and qualified staff in the particular areas where such activities are or will be conducted. Shortages of such equipment or staff may affect the availability of such equipment to us and may delay our business and development activities and result in lower production results.

Environmental regulations may impose restrictions, liabilities and obligations - Our business is subject to extensive regulation under national and local environmental laws. Environmental regulations may impose, among other things, restrictions, liabilities and obligations in connection with water and air pollution control, waste management, permitting requirements and restrictions on operations in environmentally sensitive areas. Any penalties or other sanctions imposed on us for non-compliance with environmental regulations could have a material adverse effect on our business, prospects and results of operations.

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Inadequacy of Funds - Gross offering proceeds of a maximum of $ 50,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plan; however, this cannot be assured.

Our Oil Products may expose us to Liability - Our products involve significant risks of liability, which may substantially exceed the revenues we derive from them. We cannot predict the magnitude of these potential liabilities. Different feedstock may result in different fuel yields. The presence of contaminants in our feedstock could reduce the purity of the fuel that we produce and require further investment in more costly separation processes or equipment.

The Company relies on Suppliers and Contractors - Any competitive pressures on the suppliers and contractors, or substantial increases in the worldwide prices of commodities and services, could result in a material increase in costs for the services and products required by the Company to conduct and expand its business.

Customer Base Acceptance – Our inability to develop a customer base for our fuel products could have a material adverse effect on us. Public acceptance of our fuel as a reliable, high-quality alternative to traditionally refined petroleum fuels may be limited or slower than anticipated. No assurance can be given that our prducts will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Dependence on Financing - If we do not raise sufficient working capital and continue to experience pre-operating losses, there will most likely be substantial doubt as to our ability to continue as a going concern. Revenue operations have not commenced because we have not raised the necessary capital.

Broker-Dealer Sales of Shares - The Shares are not listed for trading on any exchange, and there can be no assurances that the Shares will ultimately be listed for trading on any exchange. All U.S. exchanges and certain quotation systems require that a company be a reporting company with the Securities and Exchange Commission (the “SEC”) to be eligible for listing or quotation. We are not, and will not be after consummation of this Offering, a reporting company with the SEC.

Secondary Market - No application is currently being prepared for the Securities to be listed on an exchange or quoted on any OTC Markets. There can be no assurance that a liquid market for the Securities will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid.

Offering Price - The price of the Shares in this Offering has been arbitrarily established by our current management, considering such matters as the state of our business development, intellectual property, and the general condition of the industry in which we operate. The Offering price bears little relationship to the assets, net worth, or any other objective criteria.

Dividends - Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

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RISK FACTORS

Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and all of the information set forth in this Offering Circular before deciding to invest in our Shares. In connection with the forward-looking statements that appear in this Offering Circular, you should also carefully review the cautionary statement referred to under “About this Offering Circular—Cautionary Statement Concerning Forward-Looking Statements.”

The Company’s limited history

The Company is in the early stage of development and must be considered a start-up. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations. The Company has limited financial resources, has not earned any revenue since commencing operations, has no source of operating cash flow. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable.

Even with a reliable supply of sufficient volumes of waste plastic, our processors may fail to perform due to mechanical failure or unscheduled maintenance resulting in potentially significant downtime. The processors do not have a long operating history, and accordingly the equipment and systems in any given processor may not operate as planned or for as long as expected based on preliminary testing and trials. We may be required to replace parts more often than expected due to excessive wear and tear or malfunction due to their use during the evolution of our process. Replacement of parts or components of the processor could result in additional unplanned downtime, resulting in lower fuel volume productions.

The Plastic-To-Oil industry is new, and general public acceptance of this method of recycling and fuel generation is uncertain. Public acceptance of our fuel as a reliable, high-quality alternative to traditionally refined petroleum fuels may be limited or slower than anticipated. Such public perceptions or concerns, whether substantiated or not, may adversely affect the demand for our fuels, which in turn could decrease our sales, harm our business and adversely affect our financial condition.

Prices of oil fluctuate and changes in prices could reduce proceeds to the Company.

International and domestic oil prices fluctuate widely and are affected by numerous factors, such as industrial and retail supply and demand, exchange rates, inflation rates and changes in global economies. The economic viability of OILBOB’s projects will be dependent upon the future price of oil. Price declines in the market value of oil could result in commercial production from the Company’s projects becoming uneconomic. Depending on the price of the commodity, OILBOB could be forced to discontinue production or development. OILBOB´s revenues are highly dependent upon the prices realized from the sale of oil. World prices for oil have fluctuated widely in recent years. Any material decline in prices could have an adverse effect on OILBOB’s business and prospects. Prices of oil can fluctuate widely in response to a variety of factors that are beyond the control of the Company. These factors include, among others:

-regional, domestic and foreign supply and perceptions of supply of oil;
-the level of demand and perceptions of demand for oil;
-political conditions or hostilities in oil producing countries;
-anticipated future prices of oil and other commodities;
-technological advances affecting energy consumption and energy supply;
-the price and availability of alternative fuels;
-energy conservation and environmental measures.

We anticipate that our fuels will be marketed as alternatives to their corresponding conventional petroleum product counterparts, such as heating oil, diesel fuel and aviation fuel. If the prices of these products fall, we may be unable to produce products that are cost-effective alternatives to conventional petroleum products. Declining oil prices,

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or the perception of a future decline in oil prices, may adversely affect the prices we can obtain from our potential customers or prevent potential customers from entering into agreements with us to buy our products. During sustained periods of lower oil prices, we may be unable to sell some of our fuel products, which could materially and adversely affect our operating results.

The Company may face unanticipated increases in costs.

The business of converting waste plastic into oil involves a high degree of risk and, therefore, there is no assurance that current marketing programs will result in profitable operations. Unexpected problems with either the processor or our feedstock supplies may force us to cease or delay production and the time and costs involved with such delays may be significant. Any or all of these risks could prevent us from achieving the production volumes and yields, and producing fuel at the costs, necessary to achieve profitability from our business. Failure to achieve expected production volumes and yields, or achieving them only after significant additional expenditures, could substantially harm our financial condition and operating results. The Company currently does not have the necessary financing in place to support continuing losses from operations and these matters raise significant doubt about its ability to continue as a going concern. Investors should not invest any funds in the Offering unless they can afford to lose their entire investment. The Company´s business is a capital-intensive industry. The Company’s current and planned expenditures are subject to unexpected problems, costs and delays, and the economic results and the actual costs of these may differ significantly from the Company’s current estimates.

Our business model depends on the availability of waste plastic obtained at relatively low cost to be used as a feedstock to produce our end fuel products. If the availability of feedstock decreases, or if we are required to pay substantially more than is reasonable to become profitable for feedstock, this could reduce our fuel production and/or potentially reduce our profit margins if we are forced to use alternative, more costly measures to procure feedstock. It is possible that an adequate supply of feedstock may not be available to our plants to meet daily processing capacity. This could have a materially adverse effect on our financial condition and operating results. Our financial results will also be dependent on the operating costs of our processors, including costs for feedstock and the prices at which we are able to sell our end products.

Environmental regulations may impose restrictions, liabilities and obligations

Our Plastic-to-Oil business is subject to extensive regulation under national and local environmental laws. Environmental regulations may impose, among other things, restrictions, liabilities and obligations in connection with water and air pollution control, waste management, permitting requirements and restrictions on operations in environmentally sensitive areas. Environmental regulations are expected to become more stringent in the future, and costs associated with compliance are expected to increase. Any penalties or other sanctions imposed on us for non-compliance with environmental regulations could have a material adverse effect on our business, prospects and results of operations. All phases of the business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. Compliance with such legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of pollutants into the soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. The environmental laws and regulations require enterprises that may cause environmental wastes to adopt effective measures to control and properly dispose industrial wastes. If pollution is caused though failures to comply with such laws and regulations the relevant environmental authorities may levy material fines on the respective polluter. Further the governmental authorities have the discretion to cease or close down any operation in case of failure to comply with such laws and regulations seriously. There is also the risk that the relevant environmental protection laws and regulations are tighten in the future which could lead to additional costs for the Company which could lead in turn to higher prices of the products and services and therefore less ability to compete. Any of these circumstances could have a material adverse effect on the assets, financial conditions and/or results of the Company. Failure to comply with environmental regulations could subject the Company to civil or criminal sanctions and property damage or personal injury claims. Compliance with current or future environmental laws and regulations could restrict our ability to expand our business or require to modify processes or incur other substantial expenses which could harm the business. Environmental laws and regulations such as these could become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm our business.

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The Company relies on suppliers and contractors

The Company relies on suppliers and contractors. Any competitive pressures on the suppliers and contractors, or substantial increases in the worldwide prices of commodities and services, could result in a material increase in costs for the services and products required by the Company to conduct and expand its business. The cost of services and goods globally has increased significantly in recent years and could continue to increase in the future. Future increases could have a material adverse effect on the Company’s operating income, cash flows and borrowing capacity and may require a reduction in the carrying value of the Company’s properties. Prices for the services the Company depends on to conduct and expand its business may not be sustained at levels that enable to operate profitably. The Company may also need to incur various unanticipated costs, such as those associated with personnel, transportation and taxes. An increase in any of these or other costs could materially and adversely affect the Company’s business, prospects, financial condition and results of operations.

Our operations are based on a number of concession agreements, licenses and contracts. The rights and obligations under such concessions, licenses and contracts may be subject to interpretation and could also be affected by, among other things, matters outside our control. In case of a dispute, it cannot be certain that the view of the Board would prevail or that the Company otherwise could effectively enforce its rights which, in turn, could have significantly negative effects on us. Also, if we or any of its partners were deemed not to have complied with their duties or obligations under a concession, license or contract, our rights under such concessions, licenses or contracts may be relinquished in whole or in part.

Competition for business in our industry is intense.

Our business has elements of both a recycling business and a fuel sales business. The recycling and energy sectors are characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. The Plastic-To-Oil business faces competition in acquiring feedstock, mainly because there are other technologies and processes that are being developed and/or commercialized to offer recycling solutions for plastic. Additionally, there is significant competition from businesses in the energy sector that sell fuel, including both traditional producers and alternative fuel producers. Companies in the fuel sales industry may be able to exert economies of scale in the fuels market to limit the success of our fuel sales business. We believe that our business is more appealing in both the recycling sector and the fuel sector due to its green aspect. Technological developments by any form of competition could result in our processors and technologies becoming obsolete. In particular, competition in the Plastic-to-Oil industry is based on many factors, including price, the general reputation and perceived financial strength of the company, relationships with essential partners and terms and conditions of services offered. We may not be able to compete successfully in our markets. Increased competition in these markets could result in a change in the supply and demand for oil, affect our ability to price our oil at risk-adequate rates. If this increased competition so limits our ability to transact business, our operating results could be adversely affected.

Failure to protect our intellectual property could substantially harm our business.

Our success and ability to compete depend in part upon our ability to protect our intellectual property. We rely on a combination of intellectual property rights, including patents, copyrights, trademarks, trade secrets and knowhow. The steps we take to protect our intellectual property rights may not be adequate, particularly in foreign jurisdictions. Our patents may not adequately protect our intellectual property rights or our products against competitors, and third parties may challenge the scope, validity or enforceability of our patents. In addition, other parties may independently develop similar or competing technologies designed around any patents or patent applications that we hold. Some of our products and technologies are not covered by any patent or patent application, as we do not believe patent protection of these products and technologies is critical to our business strategy at this time. A failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies.

We also rely on contractual protections with our customers, suppliers, distributors, employees and consultants, and we implement security measures designed to protect our trade secrets and know-how. However, we cannot assure, that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our customers, suppliers, distributors, employees or consultants will not assert rights to intellectual property or damages arising out of such contracts. We may initiate claims against third parties to protect our intellectual property rights if we are unable to resolve matters satisfactorily through negotiation. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. It could also result in the impairment or loss of portions of our intellectual property, as

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an adverse decision could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations. Additionally, any enforcement of our patents or other intellectual property may provoke third parties to assert counterclaims against us. Our failure to secure, protect and enforce our intellectual property rights could materially harm our business.

Our oil products may expose us to liability in excess of our current insurance coverage.

Our oil products involve significant risks of liability, which may substantially exceed the revenues we derive from them. We cannot predict the magnitude of these potential liabilities. Different feedstock may result in different fuel yields. The presence of contaminants in our feedstock could reduce the purity of the fuel that we produce and require further investment in more costly separation processes or equipment. Additionally, contaminants that are present in the feedstock could result in damage to the processor which would cause unplanned downtime and lower than expected fuel volumes. Our intended insurance coverage may not protect us against all liability. In addition, if we expand into new markets, we may not be aware of the need for, or be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

Availability of equipment and staff

Our business and development activities are dependent on the availability of equipment and qualified staff in the particular areas where such activities are or will be conducted. Shortages of such equipment or staff may affect the availability of such equipment to us and may delay our business and development activities and result in lower results. Our future success heavily depends upon continued services of our management and other key employees. If one or several of such management or key personal were unable or unwilling to continue in their present positions, the Company might not be able to retain or replace them, as there is a very high demand in particular for experienced personnel and the search for personnel with the relevant skills can be time and cost consuming.

Further there is a risk that a member of the management or key personal could join a competitor or establish a competing business which could lead to a loss of know-how, customers and further key professions and staff members. Also a high fluctuation of employees contains the risk of loss of know-how and might cause severe internal problems in the production process, for example through a shortage of production stuff. Any of these circumstances might have a material adverse effect on the assets, financial conditions and/or business results. Our business is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate, and retain highly skilled professionals. Further, we must successfully maintain the right mix of professionals with relevant experience and skill sets as we continue to grow, as we expand into new product / service offerings, and as the market evolves. The loss of a significant number of our professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on us, including our ability to manage, staff, and successfully complete our existing engagements and obtain new engagements. Qualified professionals are in great demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other technology firms, as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled consultants we require to conduct and expand our operations successfully.

Inadequacy of funds

Gross offering proceeds of a maximum of $ 50,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plan; however, this cannot be assured. If only a fraction of this Offering is sold, or if certain assumptions contained in management’s business plans prove to be incorrect, the Company may have inadequate funds to develop its business fully. If the Company does not raise sufficient working capital and continues to experience pre-operating losses, there will most likely be substantial doubt as to its ability to continue as a going concern.

Our future capital requirements depend on many factors, including our ability to establish reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth. Many factors will affect the amount and timing of our capital needs, including our growth rate and profitability, our claims experience, and the availability of market disruptions and other unforeseeable

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developments. If we need to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result. In the case of debt financings, we may be subject to covenants that restrict our ability to freely operate our business. In any case, such securities may have rights, preferences and privileges that are senior to those of the shares of common stock offered hereby. If we cannot obtain adequate capital on favorable terms or at all, we may not have sufficient funds to implement our operating plans and our business, financial condition or results of operations could be materially adversely affected.

Risks of borrowing

If the Company incurs indebtedness, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such new indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of members of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Our international expansion could result in additional risks.

In general, we are exposed to the following factors related to our operating countries and regions, including but not limited to:

-political factors, including civil unrest, acts of terrorism, war, coups, civil war, local or global political or military tensions, diplomatic relations tensions or changes, confiscation or nationalisation of our assets;
-fluctuations in the economy and financial markets;
-changes in foreign government regulations or policies and the lack of a well-developed or independent legal system in foreign countries, which may create difficulties for us to enforce our contractual rights; and
-unfamiliarity with local operating and market conditions, lack of understanding of local taxation, customs and other laws, regulations, standards and other requirements.

We will operate both domestically and internationally. Such expansion may result in additional risks that are not present domestically and which could adversely affect our business or our results of operations, including:

-compliance with additional U.S. regulations and those of other nations applicable to international operations;
-cultural and language differences;
-employment laws and rules and related social and cultural factors;
-losses related to start-up costs, lack of revenue, higher costs due to low utilization, and delays in purchase decisions by prospective clients;
-currency fluctuations between the U.S. dollar and foreign currencies, which are harder to predict in the current adverse global economic climate;
-restrictions on the repatriation of earnings;
-potentially adverse tax consequences and limitations on our ability to utilize losses generated in our foreign operations;
-different regulatory requirements and other barriers to conducting business;
-different or less stable political and economic environments;
-greater personal security risks for employees traveling to or located in unstable locations; and
-civil disturbances or other catastrophic events.

Further, conducting business abroad subjects us to increased regulatory compliance and oversight. A failure to comply with applicable regulations could result in regulatory enforcement actions as well as substantial civil and criminal penalties assessed against us and our future employees.

Unanticipated obstacles to execution of the business plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the

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Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

If our oil products we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our oil products achieve market acceptance, we may not be able to maintain that market acceptance over time if new oil products are introduced that are more favorably received than our products and services, are more cost effective, or render our products and services obsolete. There can be no assurance that future developments in the Plastic-to-Oil industry will not make our oil product and service portfolio noncompetitive or obsolete, or significantly reduce our operating margins or the demand for our offerings, or otherwise negatively impact our ability to be profitable.

Management discretion as to use of proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. Because of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the Company’s management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

Minimum amount of capital to be raised

There is no minimum amount of Securities that need to be sold in this Offering for it to become effective (other than the 100 minimum number of Shares or even lots of 100 shares to be purchased by any investor) or for the Company to access the investment funds. The Company cannot assure you that subscriptions for the entire Offering will be obtained. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have sold. The Company’s ability to meet financial obligations, cash needs, and to achieve objectives, could be adversely affected if the entire offering of Shares is not fully subscribed.

Return of profits

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company’s operations and holdings. As a result, the Company does not anticipate paying any cash dividends to its shareholders for the foreseeable future.

Material changes affecting global debt and equity capital markets may have a negative effect on the Company’s business, financial condition and results of operations.

Global capital markets have been experiencing extreme volatility and disruption for more than ten years as evidenced by a lack of liquidity in the equity and debt capital markets, significant write-offs in the financial services sector, the repricing of credit risk in the credit market and the failure of major financial institutions. Despite actions of government authorities, these events have contributed to worsening general economic conditions that have materially and adversely affected the broader financial and credit markets and reduced the availability of debt and equity capital. Continued or recurring market deterioration may materially adversely affect the ability of a borrower to service its debts or refinance its outstanding debt. Further, such financial market disruptions may have a negative effect on the valuations of the Company’s investments, and on the potential for liquidity events involving its investments. Depending on market conditions, the Company may incur substantial realised losses and may suffer additional unrealised losses in future periods, which may adversely affect its business, financial condition and results of operations.

We may acquire other businesses or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

We may make acquisitions of complementary businesses or technologies. If we identify any appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the

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acquisition, or integrating the acquired business, products or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results and financial condition.

Risk of force majeure events and Risks of fluctuation in the global economy

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions and adversely affect our business results. Such risks include war, riot, public disorder, civil commotion, fire, earthquake, flood, volcano eruption and other natural calamity, epidemics, outbreak of infectious diseases, terrorism, whether locally or nationwide, or incidents such as industrial accidents, electricity or water shortages, equipment failures, malfunction of information systems or other operational problems, strikes or other labor difficulties and disruptions of public infrastructure such as roads, ports or utilities. Any such disruption of the operations could have disrupting, limiting or delaying effects on our sales, prevent it from meeting customers’ orders, increase costs or require to spend additional capital expenditures, each of which could materially and adversely affect our results of operation.

The U.S. economy is vulnerable to market downturns and to economic slowdowns elsewhere in the world as it is strongly export-oriented. As seen in the past, financial crisis and/or the perceived risks associated with investments in the U.S. could decelerate foreign investments in the U.S. and the consequence could be severe liquidity problems of many businesses. Therefore disruptions in the development of the global economy could have material and adverse effects also on our business, our financial conditions and operational results.

Further force majeure events might also materially and adversely affect suppliers and therefore our processes. In such event, our business and our net assets, financial condition and results of operations may be materially and adversely affected.

Projections: Forward looking information

Management has prepared projections regarding anticipated financial performance. The Company’s projections are hypothetical and based upon a presumed financial performance of the Company, the addition of a sophisticated and well-funded marketing plan, and other factors influencing the business. The projections are based on management’s best estimate of the probable results of operations of the Company and the investments made by management, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which management believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material.

Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into a market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While management believes that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

Broker-Dealer sales of shares

The Shares are not included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. It is the requirement by all U.S. exchanges and certain quotation systems that a company be a reporting company with the Securities and Exchange Commission to be eligible for listing or quotation by market makers.

The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ Capital Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least 1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share,

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at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

No assurance can be given that the Shares or any of the common stock of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the common stock are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and qualified investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will affect the ability of members to sell their Shares in the secondary market.

Secondary market

No application is currently being prepared for the Company’s securities to be admitted to the Official Listing and trading on any regulated market. No application is being prepared to include the Company’s securities to trading on an “Over-the-Counter” or “Open Market”, though the Company intends to apply for OTCQB listing within twelve months of the close of this Offering. There can be no assurance that a liquid market for the Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Shares and investors wishing to sell the Shares might therefore suffer losses.

Listing our stock on markets other than the OTCQB could be costly for us.

In the future, we may file an application to be listed on a stock exchange in the United States or elsewhere. Unlike the OTCQB, a stock exchange has corporate governance and other listing standards, which we will have to meet. Such standards and regulations may restrict our capital raising or other activities by requiring stockholder approval for certain issuances of stock, for certain acquisitions, and for the adoption of stock option or stock purchase plans. Applying for and obtaining any such listing on a stock exchange, and complying with the requirements of such stock exchange, would require us to incur significant expenses.

Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment.

The price of the Company’s common stock may be volatile, and a shareholder’s investment in the Company’s common stock could suffer a decline in value. There could be significant volatility in the volume and market price of the Company’s common stock, and this volatility may continue in the future. The volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price. Among the factors that could affect our stock price are:

-actual or anticipated variations in our quarterly and annual operating results or those of other companies in our industry;
-changes in market valuations of companies perceived to be similar to us;
-changes in our Board of Directors, senior management or other key personnel;
-sales of our common stock, including by our directors, executive officers and principal stockholder;
-any indebtedness we may incur or securities we may issue in the future;
-actions by stockholders.

The securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, loss of investor

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confidence or interest rate changes, may negatively affect the market price of our common stock. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend, divert management’s attention and resources or harm our business.

The Company’s common stock may be considered a “penny stock,” and a shareholder may have difficulty selling shares in the secondary trading market.

The Company’s common stock may be subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Brokerdealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “qualified investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

Compliance with securities laws.

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act and applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of the Shares. If a number of purchasers were to obtain rescission, we would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Offering price

The price of the Shares has been arbitrarily established by our current management, considering such matters as the state of the Company’s business development, intellectual property, and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets or net worth of the Company, or any other objective criteria.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

Our initial focus will be the achievement of investment growth for shareholders and therefore we will only consider the payment of dividends as and when it is appropriate to do so. As such, it is not possible at this stage to give an indication of the likely level or timing of any future dividends. To the extent that any dividends are paid they will be paid in accordance with any applicable laws and the regulations to which our Company is subject. The amount of the dividends paid to shareholders will fluctuate according to the levels of profits earned by us and will be dependent on sufficient distributable reserves being available to us.

Future sales or issuances of shares may depress the market price and dilute shareholders’ rights

Substantial sales of Company’s shares in the public market or the perception that these sales could occur, could cause the market value of its shares to be decline. These sales could also make it more difficult for the Company to sell equity or equity-related securities in the future at the time and price that it considers appropriate. Further, the issuance of additional equity securities or securities with right to convert into equity could potentially reduce the market price of its shares and would dilute the economic and voting rights of existing shareholders if made without granting subscriptions rights to these shareholders.

Lack of firm underwriter

The Shares are being offered on a “best efforts” basis by the management of the Company and any FINRAregistered broker dealer who subsequently may choose assist in sale of the Offering. Accordingly, there is no assurance that the management of the Company or any FINRA-registered broker-dealer that may be engaged in the future will sell the maximum number of Shares offered in the Offering, or any lesser amount.

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PLAN OF DISTRIBUTION

The company is self-underwriting this Offering and management of the company will distribute the shares on a “best efforts” basis. The Company may engage FINRA-registered broker dealers to distribute and syndicate the Offering as necessary; any such participation will be detailed in a subsequent amendment to this filing. Upon Qualification, investors will be able to purchase Securities directly through the Company by completing a Subscription Agreement online, with payment by check, money order, or bank wire transfer. None of the Securities being offered are for the account of current security holders of the Company.

It is intended to mandate VStock Transfer LLC as transfer agent for the Company and after that, VStock Transfer LLC shall be notified of each transaction; the investor/purchaser can opt to have his certificates remain in book form in the transfer agent’s ledger or have physical delivery.

We have budgeted our use of proceeds to reflect a maximum of 15% aggregated commissions that may be paid any lead underwriter that may be engaged and broker dealers who may choose to assist the selling syndicate. None of our officers or directors will receive any commissions, directly or indirectly, in connection with sales in this Offering. An Amendment shall be filed in the event an underwriter is engaged.

Initially the company will list its securities on its corporate web site, www.oilbob.net. Upon qualification, the Offering Circular shall be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week. It is anticipated the Offering will be listed upon one of the specialized portals that have become available specifically for Regulation A Offerings and an Amendment shall be filed upon that event.

There is no minimum amount of this Offering before it becomes effective other than the even lot 100 Share minimum purchase required for each investor. The duration of the Offering is until the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by our Board of Directors. The Company will have immediate access to the proceeds of the Offering as soon as the shares are issued. After anticipated sales commissions to FINRA-registered broker dealers as may be engaged, a maximum of $ 50,000,000 will be received from the Offering. The minimum investment by an investor is for 100 Shares or $200.00. Only even lots of 100 shares shall be sold.

In order to subscribe to purchase the Securities, a prospective investor must complete and execute the Subscription Agreement and Investor Questionnaire electronically through RightSignature.com. The Investor may purchase securities through wire transfer or money order to the Company’s account.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be immediately returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials authorized by both the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Securities.

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USE OF PROCEEDS TO ISSUER

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Marketplace concurrently with the filing of this offering circular. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

We seek to raise maximum gross proceeds of $ 50,000,000 from the sale of Securities in this Offering. After payment of the expenses of the Offering, we intend to use these proceeds for initiating a global market for OILBOB by launching one commercial prototype in Poland (2019/2020) and another facility in the U.S. or in Germany (2020/2021). General expenditure up to a maximum of 50 % of the total eligible costs for the Polish project could be financed by the Polish bank, BOS Bank (environmental bank). OILBOB received for its Polish project in 2018/2019 an oral pledge to get financed by BOS Bank in Poland, a written commitment is expected for the next months. This is a significant criterion in the choice of our first plant location. This makes the Polish site attractive for further investments and ensures its future. Furthermore the City of Tychy (Poland) and the the local waste management granted a commitment for the building license of our plastic-to-oil plant. The site for our plastic-tooil plant is provided by the City of Tychy.

Priority of our operating business will be the production of Sustainable Aviation Fuels. Therefore, we must successfully complete a jet fuel certification process. The aviation sector has developed rigorous testing requirements to compare the properties of new, alternative jet fuels to petroleum-derived jet fuel to determine whether a fuel can be considered appropriate. Typically, the certification process takes about 3 to 5 years and costs around $10 to 15 million, we must provide 852k liters of our jet fuel for testing purposes (used for tests in an aircraft engine). OILBOB would initiate the certification process in 2020.

None of the proceeds of the Offering will be used to compensate or otherwise make payments to our officers, directors, or any of our subsidiaries (if any in the future). We reserve the right to change the use of proceeds as our management determines to be in the best interests of the Company.

Examples of use of proceeds in the event that the maximum amount in the Offering is raised, and in the event that only a lesser amount is raised, an exemplary amount of $ 25,000,000, are set forth below. Aggregate brokerage sales commissions are limited to a maximum of 15% of the Offering proceeds and Offering expenses are estimated at a maximum 1% of the Offering proceeds.

.	Maximum Amount ($ 50,000,000)	Percent of Proceeds	Partially Subscribed ($ 25,000,000)	Percent of Proceeds
Offering Expenses (1)	$ 500,000	1%	$ 250,000	1%
Commissions (2)	$ 7,500,000	15%	$ 3,750,000	15%
Total Offering Expenses & Fees (3)	$ 8,000,000	16%	$ 4,000,000	16%
Net Offering Proceeds	$ 42,000,000	84%	$ 21,000,000	84%
1st PROJECT Poland
Project 1 Development	$ 600,000	1.2%	$ 600,000	2.4%
Pre-treatment	$ 1,700,000	3.4%	$ 1,700,000	6.8%
Plastic-to-Oil Plant	$ 16,500,000	33.0%	$ 16,500,000	66.0%
Facility Infrastructure	$ 1,100,000	2.2%	$ 1,100,000	4.4%
Working Capital	$ 1,100,000	2.2%	$ 1,100,000	4.4%
2nd PROJECT
Project 2 Development	$ 600,000	1.2%	$ 0	0%
Pre-treatment	$ 1,700,000	3.4%	$ 0	0%
Plastic-to-Oil Plant	$ 16,500,000	33.0%	$ 0	0%
Facility Infrastructure	$ 1,100,000	2.2%	$ 0	0%
Working Capital	$ 1,100,000	2.2%	$ 0	0%
Total Application of Proceeds	$ 50,000,000	100%	$ 25,000,000	100%

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(1) Includes estimated Offering Circular preparation, filing, printing, legal, accounting, state registration fees, and other documented expenses of the Offering that we expect will total approximately 1% of the Offering proceeds.

(2) An Aggregate maximum of a 15% commission may be distributed between any FINRA-registered broker dealers engaged to underwrite the Offering and any FINRA-registered broker dealers choosing to participate as members of the selling syndicate. An Amendment shall be filed in the event of such participation.

(3) No sales commissions or portions thereof will be directly or indirectly received by any of our executive officers or management.

This Offering is not being underwritten but sold by managers and directors of the Company on a “best efforts” basis. An
Aggregate Sales Commission of 15% and aggregate expenses of 1% are projected in the above use of funds in anticipation of the Company engaging one or more FINRA-registered broker dealers to distribute and syndicate the Offering, also on a “best efforts” basis.

Expenses of the Offering, such as but not limited to printing, legal and accounting expenses, state registrations, filings, transfer agent and escrow agent fees, investment relations, road show presentations, advertisements and mailings, whether paid directly by the Company or reimbursed to subsequently participating FINRA-registered broker-dealers are estimated at 1% of the
Offering Proceeds to included reimbursed expenses and such other costs as legal, accounting, blue-sky filings, road shows and travel.

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OUR BUSINESS

OILBOB is dedicated to green technologies in the sphere of energy, industry and other branches, all our innovations help protect nature and make life much better.

We develop green business models and plan the deployment of newest technologies. Green technology has moved to mainstream commercialization, and this is occurring at a rapid pace and at a critical time. Along with our cuttingedge green technology solutions, we promise exceptional safety, reliability and quality customer service.

OILBOB Corp. ("OILBOB"), an Oregon Company, is a clean energy company that recycles waste plastic into liquid fuels. OILBOB’s modular technology allows to realize the benefits of converting waste plastic to alternative fuels. Our technology converts plastic waste into a valuable commodity and creates a source of renewable energy from a plentiful feedstock.

We are building plants which produce fuel products mainly from unsorted, unwashed waste plastics ("Plastic-toOil") for distribution across a number of markets.

Image: Presorted Plastic

The technology is environment friendly technology for disposal of plastic waste. OILBOB’s technology has the potential to end plastic landfilling and the contamination of the earth’s oceans and fresh water sources.

1. OUR FIRST PLANTS

In 2020, we expect to have two fully-permitted operational Plastic-to-Oil plants, one plant will be located in Poland (City of Tychy) and the other in Germany or in the U.S. General expenditure up to a maximum of 50 % of the total eligible costs for the Polish project could be financed by the Polish bank, BOS Bank (environmental bank). This is a significant criterion in the choice of our first plant location.

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The city of Tychy (130k inhabitants) is a city in Silesia, Poland, approximately 12 miles south of Katowice, situated on the southern edge of the Upper Silesian industrial district. The Upper Silesian Industrial Region is a large industrial region in Poland, it covers 3,200 km², about 3 million people and 300k companies that ensures a satisfactory waste plastic supply for our feedstock. In addition, we have agreed with Tychy municipal administration and the local waste management association to get the whole collected mixed plastics in the region for our plastic-to-oil plant. Furthermore the City of Tychy and the the local waste management granted a commitment for the building license of our plastic-to-oil plant. The site for our plastic-to-oil plant is provided by the City of Tychy.

The American and European public is generally aware of the importance of waste separation and recycling. Modern sorting, treatment and recycling technologies are now well established, and recycling capacity has been expanded. The United State of America produced in 2010 the second largest quantity of plastic in the world each year, at nearly 38 million tonnes. This was followed by Germany at 14.5 million tonnes. The U.S. and Germany are also major global plastic exporters.

Germany is a recycling champion. But like many European countries, it actually recycles a lot less plastic packaging waste than commonly understood — with dire consequences for the environment. Local authorities are responsible for the management of German and Polish household waste. In general, households are provided with a kerbside collection for four waste streams: paper and cardboard, lightweight packaging waste, biological waste and residual waste. The separate collection of household packaging waste introduced by the Packaging Ordinance enjoys a high level of support among the German public. In 1991, Germany was the first country to introduce a comprehensive system where manufacturers and distributors were made financially responsible for the packaging they created.

In Germany, almost all plastic waste is recovered (99 percent in 2013). It is either mechanically recycled (41 percent) or energetically recovered (57 percent). Plastics are part of the lightweight packaging stream and is collected in a yellow bin or sack together with metals and drink cartons. Around 50 % of the lightweight fraction (yellow bins and sacks) from German households is plastics.

Poland is required by the European Union’s regulations to achieve a 50% level of recycling of paper, metal, plastic and glass by 2020. At the moment, it is at about 26% with very slow growth. The new regulations will unify the system of waste management in Poland on the national level. Until this point every municipality could have their own set of rules.

Aviation Fuel

We use the waste plastic as feedstock to produce Aviation Fuel (JET A-1), Diesel (EN-590) and Ethanol for various uses by our customers. Each OILBOB facility is expected to convert 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) gallons of fuel. No hazardous byproducts are created from this process. Until we receive our jet fuel certification, we mainly produce EN 590 Diesel.

Priority of our operating business will be the production of Sustainable Aviation Fuels. Sustainable Aviation Fuels (SAF) are used in commercial flights every day. Current volumes produced are low (<1% of total jet fuel demand, [SOURCE: IATA Fact Sheet Sustainable Aviation Fuels, June 2018]). Aviation is one of the strongest growing transport sectors. Global airline operations consumed approximately 1.5 billion barrels of Jet A-1 fuel producing 705 million metric tonnes (Mt) of CO2 in 2013, producing just under 2% of the total of manmade CO2 emissions.

Direct emissions from civil aviation currently account for about 3% of total EU greenhouse gas emissions. However, the enormous growth prospects of the aviation sector require additional efforts to reduce CO2 emissions. Unlike ground-based traffic, aviation will not have any alternatives to liquid, hydrocarbon-based fuels in the foreseeable future. With the aviation sector expected to grow by at least 5% every year towards 2030, demand for aviation fuel will grow by approximately 1.5–3% per year.

In order to reach these goals, the increasing use of sustainable aviation fuel is essential. In contrast to other modes of transport, new forms of propulsions such as electric or H2 propulsion cannot be realized in aviation in the coming decades. The growth prospects of aviation, despite of the new generation of aircraft with fuel-efficient engines and improvements in the operational processes of airlines, require further comprehensive steps to reduce CO2 emissions. Alternative aviation fuels derived from wastes and other feedstocks can reduce the carbon footprint of aviation fuel by up to 94% over their full lifecycle.

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The aviation industry is confident that technology, including sustainable alternative fuels, operations and infrastructure measures will provide the long-term solution for aviation’s sustainable growth. The importance of aviation for the high quality of life and the economic prosperity is undisputed. However, the mobility of the future should not only be safe and flexible but should also meet the increased requirements for environmental and climate protection.

As the first airport in the world Oslo (Norway) introduces biojet fuel in its regular operations. Since January 2016, all airlines refueling at Norway`s capital airport may use a blend of sustainable alternative aviation fuel. The biojet fuel allows a CO2 reduction of 47% compared to fossil jet fuel. Alternative aviation fuels could already partly replace fossil jet fuel. Their use would enable aviation, a sector that depends on liquid fuels, to actively contribute to the energy transition.

2. PLASTIC WASTE

The first synthetic plastic (Bakelite) was produced in 1907, and is said to mark the beginning of the global plastics industry. However, rapid growth in global plastic production was not realised until the 1950s. Over the next 65 years, annual production of plastics increased nearly 200-fold to 381 million tonnes in 2015. As the amount of plastic waste continues to grow, it has become more expensive to manage and dispose of.

Plastics are an important material in our economy, and modern daily life is unthinkable without them. At the same time however, they can have serious downsides on the environment and health. Plastics make products lighter, cheaper, easier to assemble and more disposable. The biggest domestic use by far for plastic resin is packaging (34 percent in 2017), followed by consumer and institutional goods (20 percent) and construction (17 percent).

Many products’ useful lives can be measured in minutes. Others, especially engineered and industrial plastics, have a longer life – up to 35 years for building and construction products. With the largest population, China produced the largest quantity of plastic in 2010, at nearly 60 million tonnes. This was followed by the United States at 38 million, Germany at 14.5 million and Brazil at 12 million tonnes. Plastic’s recycle rate around the globe is dismally low; its carbon footprint includes incineration and land filling.

Plastics pose a difficult problem from the manner in which it is disposed. The fact is plastic unlike some other materials cannot be recycled easily. Prior to 1980, recycling and incineration of global plastic was negligible; 100 percent was therefore discarded. From 1980 for incineration, and 1990 for recycling, rates increased on average by about 0.7 percent per year. In 2015, an estimated 55 percent of global plastic waste was discarded, 25 percent was incinerated, and 20 percent recycled. Less than 10 percent of discarded plastics entered the recycling stream in the United States in 2015, compared with 39.1 percent in the European Union and 22 percent in China. Another 15 percent of U.S. plastic waste is burned in waste-to-energy facilities. The remaining 75 percent goes to landfills. These figures do not include any dumping or illegal disposal. After disposal, plastic products take anywhere from five to 600 years to break down. Many degrade into micro-plastic fragments that effectively last forever.

Recycled plastic waste is now a product within the global commodity market, it is sold and traded across the world. Collectively, China and Hong Kong have imported 72.4 percent of global traded plastic waste, with most imports to Hong Kong eventually reaching China. Japan, USA, Germany, Belgium, Australia and Canada are all major plastic exporters. At the end of 2017, China introduced a complete ban on the imports of non-industrial plastic waste.

Plastic waste is also causing major litter and pollution on beaches and oceans around the world. Tons of plastic from Japan and U.S. are floating in the Pacific Ocean, which significantly endangers marine life. There have been many documented incidences of the impact of plastic on ecosystems and wildlife. Nonetheless, despite many documented cases, it's widely acknowledged that the full extent of impacts on ecosystems is not yet known.

3. PLASTIC-TO-OIL

Proprietary Solution

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Image: Plastic-To-Oil Work Steps

Our proprietary solution is a process that converts waste plastic into fuel through a series of chemical reactions. Plastic-to-Oil is a chemical technology for converting waste plastic into fuel, coal and hydrocarbon gas. This reaction takes place inside a thermolysis reactor. The process is operated by an automated system that controls the feed rate, system temperatures and the pumping out of newly created fuel to storage tanks. In this process, long polymer molecules are broken down into shorter chains of hydrocarbons with the help of heat and pressure. The plastic waste is not burned, plastic is chemically broken down into thermolysis oil, hydrocarbon gas and coal. Any residue, metals and or non-usable substances remain in the reactor and are periodically removed. Through our process fuel is condensed from the reactor through the remainder of the process. The fuel output is then transferred to storage tanks automatically by the system.

Plastic-To-Oil Technoloy: State of the Art in the U.S.

The plastic-to-oil technology is prior art (state of the art) under the U.S. patent law, means a patent on that invention is not valid. Prior art is any evidence that the invention was already publicly known or available, in whole or in part, before the effective filing date of a patent application [see definition federal statute 35 U.S.C. 102, amended by the America Invents Act (AIA) in 2013]. In contrast, in Europe the plastic-to-oil technology is patent protected, the intellectual property is protected by various patents and patent applications, the owner of the patents is a German inventor. It is agreed with the patent owner, that OILBOB can buy the patent in the relevant countries from the patent owner at any time.

We develop and improve the technology constantly together with the plant manufacturer. Engineering reports validates and verifies our technology and economics, the fuel quality has been validated by independent petrochemical labs.

One Plant: 27,800 Gallons Fuel a Day

Our plastic to liquid fuel conversion is approximately 91% by weight. Therefore, 113.25 long tons of plastic would be processed into approximately 27,800 gallons of fuel a day at one plant. The production process makes both light and heavy fuel products which are specifically Aviation Fuel (JET A-1), Diesel (EN-590) and Ethanol. Our process also generates two main by-products, outlet gases similar to natural gas and coal or bitumen. The gases that are produced by the process is used to fuel the burner that heats the entire processor.

Commercial and Industrial Waste

We get collected mixed plastics from commercial and industrial enterprises that generate large amounts of waste plastic for use in our process. In Poland, we have agreed with Tychy municipal administration and the local waste management association to get the whole collected mixed plastics in the region for our plastic-to-oil plant. OILBOB’s thermal depolymerization technology is the perfect solution for plastic waste producers, waste disposal and plastic waste recycling companies to convert waste plastic to clean energy. This waste plastic would otherwise be sent to landfills and its disposal potentially can be quite costly for companies.

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Sustainable Aviation Fuels

Priority of our operating business will be the production of Sustainable Aviation Fuels. Sustainable Aviation Fuels (SAF) are used in commercial flights every day. Current volumes produced are low (<1% of total jet fuel demand, [SOURCE: IATA Fact Sheet Sustainable Aviation Fuels, June 2018]). Contrary to the ground transport sector, which can use electric energy, aviation has no near-term alternative to liquid hydrocarbon fuels (electric commercial aircraft are unlikely before 2040). Alternative fuel production is a young industry. All aspects from technology improvements, feedstock development, policy initiatives, production plant efficiency, industry understanding, and optimal commercial structures are advancing quickly. In the medium term, SAF will be the only energy solution to mitigate the emissions growth of the flight industry.

But first, we must successfully complete a jet fuel certification process. Since our fuel specifications meet the official ASTM fuel specifications, our new alternative jet fuel is approved for use in all existing commercial aircrafts. But the jet fuel certification process is very costly and time consuming.

Jet Fuel Certification

The aviation sector has developed rigorous testing requirements to compare the properties of new, alternative jet fuels to petroleum-derived jet fuel to determine whether a fuel can be considered appropriate. This process and the development and management of specifications for alternative aviation fuels, are accomplished in the United States by ASTM International´s Committee D02.J0.06 on emerging turbine fuels. All fuel used in commercial aircraft must meet the ASTM Conventional Jet Fuel Specifications, a new fuel producer must demonstrate the viability of its fuel for aviation (i.e., fuel performance, fitness for purpose and environmental benefits).

The alternative aviation fuel approval process utilizes the ASTM (International Aviation Fuel) Standard to coordinate the evaluation of fuel test data and the establishment of specification criteria for candidate alternative aviation fuels. ASTM has issued two standards to facilitate this process: [D4054] “Standard Practice for Qualification and Approval of New Aviation Turbine Fuels and Fuel Additives”, and [D7566] “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons”. The standards were developed to provide jet fuel producers with guidance regarding testing and property targets necessary to evaluate a candidate alternative jet fuel. The certification process requires fuel producers to iterate through the defined checkpoints, and if the fuel successfully passes, this process may result in the development of a proposed annex for incorporation into ASTM D7566 as an appropriate synthetic jet fuel.

ASTM D4054 defines the requirements for technical evaluation of aviation fuels. New alternative jet fuels must go through ASTM´s D4054 evaluation process to determine if it is equivalent to conventional jet fuel. To establish our fuel as a viable aviation jet fuel, we must develop data in accordance with D4054 for review by aviation fuel community stakeholders. Since the D7566 fuels specification meets the ASTM Conventional Fuel Specification, the new alternative jet fuel is approved for use in all existing commercial aircraft.

Typically, the certification process takes about 3 to 5 years and costs around $10 to 15 million, we must provide 852k liters of our jet fuel for testing purposes (used for tests in an aircraft engine). OILBOB would initiate the certification process in 2020. However, a precondition for this is that we can produce EN 590 fuels in our Polish plant.

Until we receive our jet fuel certification, we mainly produce EN 590 Diesel. In this context, OILBOB has signed a letter of intent with an independent petroleum-products trader for a quantity of 200m liters EN 590 Diesel per year, a prerequisite to achieve profitability in 2020 and to ensure high quality and fast growth. Standard market conditions and terms were agreed with this company.

Compared with aviation biofuel, aviation biofuel is 50% more expensive than our plastic-to-oil aviation fuel. Furthermore farmland is not deflected from its objectives, so we can compete with traditional fossil hydrocarbons producers.

Aviation is one of the strongest growing transport sectors. Global airline operations consumed approximately 1.5 billion barrels of Jet A-1 fuel producing 705 million metric tonnes (Mt) of CO2 in 2013, producing just under 2% of the total of manmade CO2 emissions. In 2012 fuel costs accounted for approximately 30% of operating costs for airlines. Aviation has achieved successful steps in bringing sustainable alternative fuels to technical maturity for use in commercial aircraft and numerous flights have demonstrated that the fuels can be safely and regularly

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used. The aviation industry is confident that technology, including sustainable alternative fuels, operations and infrastructure measures will provide the long-term solution for aviation’s sustainable growth. In 2009, the International Civil Aviation Organization (ICAO) organized the Conference on Aviation and Alternative Fuels, during which ICAO Member States endorsed the use of sustainable alternative fuels for aviation as an important means of reducing aviation emissions.

At the 2015 United Nations Climate Change Conference (COP21) in Paris it was agreed to limit global temperature rise to maximum 2°C. Although international aviation is not covered by the Paris agreement at COP21, the sector has the ambition to cap aviation CO2 emissions from 2020 onwards and halve CO2 emissions by 2050 compared to a 2005 baseline. As part of a basket of measures, the International Civil Aviation Organization agreed to introduce a Global Market-Based Measure. This measure proposes to offset any annual increase in the CO2 emissions from international aviation beyond 2020 through the Carbon Offsetting and Reduction Scheme for International Aviation (CORSIA).

As of 11 January 2018, 73 states representing 87.7% of international aviation activity have voluntarily signed up to The Carbon Offsetting and Reduction Scheme for International Aviation (CORSIA) which will become compulsory as of 2026.

At a global level, the International Air Transport Association (IATA) has also set ambitious targets to curb fuel consumption and mitigate emissions from aviation in its Carbon Neutral Growth initiative, according to which the aviation industry has committed to an average improvement in fuel efficiency of 1.5% per year from 2010 to 2020 and a cap on aviation CO2 emissions from 2020 (carbon-neutral growth). By 2050, the ambition is to reduce CO2 emissions from aviation by 50% relative to 2005 levels. An increasing number of countries are engaged in strategies to develop a sustainable aviation fuel sector with a particular focus on removing barriers to commercialization. Following these milestones, initiatives have multiplied worldwide to promote, support or initiate the development, deployment or use of sustainable alternative fuels in aviation.

The approval of alternative jet fuels (made through hydroprocessing of vegetable oils and animal fats) by ASTM, in September 2011 triggered the takeoff of the first commercial flights using alternative fuels. By the beginning of 2018, over 100,000 commercial alternative fuel flights had already taken off and over 1.5 billion gallons (5.7 billion litres) of offtakes had been achieved. Following successful trials, alternative aviation fuel provision is moving toward normalised operation at major international aviation hubs, including Oslo, Brisbane, Toronto and Geneva.

Sustainable alternative fuels will play a significant role in achieving the industry’s long-term emissions reduction goal. Starting from a relatively modest base today, these low-carbon fuels will provide a great deal of our needs in the future. More than 130,000 commercial flights have taken place so far. Over twenty airlines have made those flights a reality and a number of them have shown outstanding leadership by committing to the long-term development of this important energy supply.

The development and market introduction of sustainable alternative aviation fuels plays an important key role. Here, the determining factor is the raw material price. The construction and expansion of the refinery capacity represents an additional cost reduction potential. Only with price parity to fossil kerosene regenerative aviation fuel will make a significant and lasting contribution to climate protection in aviation.

Our Competitors

The cost of producing alternative jet fuel is not defined by one single price. There are different feedstocks, different conversion technologies, different economic structures which imply a range of possible costs to produce alternative jet fuel.

Compared with other competitors in the same field of business, our investment costs for alternative jet fuel amount to only about $ 5.35 per gallon [competitor´s investment costs are about $ 20]. Our production process costs are approximately $ 0,87 per galloon, while the sale price of a gallon of diesel is $ 1,74. Compared with aviation biofuel, aviation biofuel is 50% more expensive than our plastic-to-oil aviation fuel. So not only do we offer a process that is good for the environment, we also offer incentive through profitability.

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4. GREEN TECHNOLOGY

Our green technology continuously converts waste plastic to aviation fuel, diesel, naphtha, syngas and other sustainable energy products without producing hazardous by-products. Furthermore, we are creating a greater value of cleaner soil and water contributing to an overall better and more sustainable environment that will benefit many generations to come.

The Company’s feedstock sources primarily include post-commercial and industrial waste plastic. The reactor accepts unwashed, presorted waste plastic, composites and commingled materials, which are difficult to dispose of and are typically found in industrial waste streams. Waste plastic is widely available and we are focused on maximizing the types and densities of the plastic we procure for optimal processor performance. Our process uses comparatively little energy and physical space, which makes it better suited for high-volume production.

We expect our technology transforms waste management practices to redefine the recycling landscape and how we recycle tomorrow and into the future. The thermolysis system is more effective than recycling plastics. Currently recycling of plastics can only be done 3 to 4 times. Every time plastic is recycled the carbon chains within the molecular structure become shorter and shorter eventually they are too brittle and unusable. Thermolysis is a fully closed system, not polluting the environment. It is not easy to recycle plastics because there are many different types of materials, and the combination options are high. This minimizes the recyclability. All of the rejected waste is either sent to landfills, or to incineration sites where it gets burned for heat or energy generation. Another forgotten fact about recycling is that the recovered material degrades in quality. Recycled plastic packaging can therefore not simply be used to produce new packaging material. There are also a lot of different types of plastic. When plastic is collected from households, everything is put in the same container. Plastic packaging is often made from a variety of polymer types. For example, meat packaging includes several protective layers to avoid discoloration of the contents, although only single-variety plastics can be recycled. Automated facilities are unable to sort food containers made from different types of plastic, resulting in much mixed plastic packaging ending up being discarded.

A Plastic-to-Oil plant can be located anywhere where there is sufficient plastic waste. We plan to install two facilities within the next two years in the U.S. and in Europe (Germany / Poland). The United State of America produced in 2010 the second largest quantity of plastic in the world each year, at nearly 38 million tonnes. This was followed by Germany at 14.5 million tonnes. Both countries are also major global plastic exporters.

We own and operate our plants and processors and have the capability to produce and store the fuels at, and ship from, our expected facilities in Germany / Poland and the U.S. We will sell the fuels we produce to customers through two main distribution channels, fuel wholesalers and directly to industrial end-users. Having generated interest from governments and waste handling firms over the last months, OILBOB is currently in discussions with potential clients in locations such as Europe and the U.S. Potential clients not only see the advantage of a highly profitable business through an environmentally friendly and efficient process, but also the creation of jobs with training and education for locals in developing areas.

5. DESCRIPTION OF TECHNOLOGY

OILBOB’s technology has benefited from research and development activities since 2013. The plant manufacturer itself has invested more than EUR 12m in plastic-to-oil technology in the past, especially for the Switzerland pilot project in 2014.

As a growing business, OILBOB’s Plastic-To-Oil plants are technologically advanced, resulting in energy efficiency and longer than average remaining life. OILBOB uses third party contract manufacturers for the manufacture of many of the key modular components of our processors.

The fundamental aspects of our plants are:

Technology Type: Thermal Depolymerization (means conversion using superheated water and high pressure and temperature).

Proposed Capacity (two production lines): 113.25 long tons / day.

Major Products: Aviaton Fuel, Diesel, Etylen.

Production Capacity: 27,800 Gallons / day.

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System Lifespan: 20+ years.

Automatic Control: Automated system that controls the feed rate, system temperatures and the pumping out.

One plant requires 20,000 m2 of operating space. A modular design allows for easy deployment.

Our technology process comprises the following steps:
1. Feedstock pre-treatment (shredding, cleaning, drying).
2. Melting and cracking of the plastics.
3. Condensation of the gases from the cracking process and distillation of the condensed liquids.
4. Treatment, storage and unloading of the product oil.

An OILBOB plant is equipped with a feedstock pre-treatment section where the feedstock is
-shredded (cornflakes size),
-analysed,
-contaminants removed by infrared detectors, and
-dried in a fast rotating drum.

At the end of this process we have 95% pure material. The remaining and disturbing 5% material is washed out in the gaseous phase by a gas scrubber.

Approximately 6% of waste plastics fed into the processors are converted to a mixture of hydrogen, methane, ethane, butane and propane gas (light gas, outlet gases). The processors use their own off-gas to fuel the burners in the process. There is approximately 4% residue from our process, which is coal or bitumen that needs to be removed on a periodic basis.

Our technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. The technology derives ultra-clean, ultra-low sulphur fuel which does not require further refining, directly from unwashed, presorted waste plastics. The processors are periodically shut-down for maintenance and residue removal.

6. ADVANTAGES OF OILBOB’S PLASTIC-TO-OIL PLANT

We believe that our process has many advantages over other commercially available processes, our solution requires a comparatively lesser initial capital investment and yields high-quality fuel with no need for further refinement.

-Each Standard OILBOB Facility (2 production lines) is expected to convert 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) of Aviation Fuel / Diesel / Oil, ability to continuously feed waste plastic 24 hours a day;

-It reduces landfills and other environmental pollution by recycling non-degradable plastic wastes;

-It increases energy resources by converting waste materials into high quality fuel oil;

-Internationally patented technology (essential patent granted to the inventor in September 2018 in Europe.; some other patents are granted or in the process of application);

-CE Certified Technology (Conformité Européenne);

-Each ton of plastic which is processed, 1.81 long ton (1200 kg) of CO2 emissions are avoided;

-Production of 1 liter (0.26 gallon) of oil has 68% less environmental impact when compared with the production of 1 liter regular fossil fuel;

-The conversion ratio for waste plastic into fuel averages 91%;

-Fuel is ready for sale upon completion of processing without the need for further refinement, fuel produced is refined and separated without the high cost of a distillation tower;

-The processor uses its own off-gases as fuel;

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-The processors are designed with safety and green emissions as top priorities;

-Process validation by SGS Intron B.V., the Netherlands [Report: “LCA of Product Oil from Plastic Waste“, July 15, 2016].

7. PLASTIC FEEDSTOCK TYPES

Our reactor accepts unwashed, presorted waste plastics. Optimal feedstock includes polyethylene and polypropylene. We are working with waste service providers, municipalities, refiners, and private and public enterprises to develop closed-loop industrial solutions for mixed waste plastics. The plastic feedstock types include:

-HDPE and Polyethylene (e.g. bottles, grocery bags, milk jugs, recycling bins, plastic lumber, barrels, pails, food container, oil containers, wire rolls and gas tanks.etc.);
-Low-Density Polyethylene (e.g. plastic bags, various molded laboratory equipment, etc.);
-Polypropylene (e.g. auto parts, industrial fibers, etc.).

Our thermal depolymerization recycles a wide range of plastic wastes in an environmentally friendly manner to manufacture:

-Aviaton fuel (JET A-1);
-Diesel (EN-590);
-Ethanol;
-Synthetic Gas.

Ethanol is a very light fuel product that is used as a cutting component for both high and regular grade gasoline. Diesel is a mid-range fuel and has numerous transportation, manufacturing and industrial uses. The fuels produced can be used directly by our customers without further refining or processing. The oil specification produced by our continuous thermal depolymerization production line is complying with EN 590.

8. PATH TO MARKET

The proof of concept plant in Switzerland in 2014 was an important milestone in driving Plastic-To-Oil applicances a substanstial step forward on the path to market maturity.

Our (future) milestones are as follows.

2014

Proof of Concept Plant (see picture above) in Switzerland (endurance test from October until December), facility successful tested with a capacity converting 300 kilo (661 llb.) per hour into fuel [our standard facility has a capacity of 3000 kilo / 6614 llb per hour]. Confirmation of an annual operation time of 7,500 hours a year.

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Completed tests to prove that we are wholly compliant with European norms for diesel fuels. The pilot plant produced high grade fuels.After the test, the facility and equipment was disassembled.

2018

December: OILBOB Incorporation in Oregon

2019 / 2020

1st commercial project in Poland (City of Tychy) - ca. 20,000 m2 of operating space, capacity converting 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) of oil.

The city of Tychy (130k inhabitants) is a city in Silesia, Poland, approximately 12 miles south of Katowice, situated on the southern edge of the Upper Silesian industrial district. Since 1999 Tychy has been located within the Silesian Voivodeship, a province consisting of 71 regional towns and cities. Tychy is also one of the founding cities of the Metropolitan Association of Upper Silesia, a pan-Silesian economic and political union formed with the eventual aim of bringing the most populous Silesian areas under a single administrative body. The Upper Silesian Industrial Region is a large industrial region in Poland, it covers 3,200 km², about 3 million people and 300k companies that ensures a satisfactory waste plastic supply for our feedstock. In addition, we have agreed with Tychy municipal administration and the local waste management association to get the whole collected mixed plastics in the region for our plastic-to-oil plant. Furthermore the City of Tychy and the the local waste management granted a commitment for the building license of our plastic-to-oil plant. The site for our plastic-to-oil plant is provided by the City of Tychy.

Infrastructure, foundations, halls and facilities and all operating resources will be constructed by local building contractors under the supervision of the plant manufacturer, the technical facilities are provided and installed by the plant manufacturer. The plant manufacturer has a long track record of success in the field of brent oil and gas processing, structuring succesfull more than 1,500 projects worldwide. The processing of oil and gas are the core competencies of the company playing a crucial role in all aspects of converting plastic to oil. The plant manufacturer itself has invested more than EUR 12m in plastic-to-oil technology in the past, especially for the Switzerland pilot project in 2014.

Image: Location of OILBOB´s 1st Facility in Tychy (Poland)

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2020 / 2021

2nd project in Germany or in the U.S. - ca. 20,000 m2 of operating space, capacity converting 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) of oil. It is our primary intent to launch activities to develop market maturity in Germany and the USA, both countries are major plastic exporters in the world. For this we want to initiate the installation of a commercial project in Germany [in the city of Cologne or Rostock], considering the experience from the pilot in Switzerland in 2014.

To build our complete thermolysis facility it takes approximately 14 months (application and permits 6 months). Such a commercial project should be of 20,000 m2 of operating space and would have a capacity of converting 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) of oil.

9. STRATEGY

OILBOB continues to execute on the business strategy with the goal of becoming a leading company that transforms waste plastic into ultra-clean, ultra-low sulphur fuel. OILBOB’s long-term objective is to further consolidate its position as a middle sized independent Plastic-To-Oil technology provider worldwide. We intend to establish alliances to enhance opportunities available to us.

Our management team is focused on continuous improvement in operating measures and has significant experience in successfully executing large scale and development programs. Management believes that the magnitude and concentration of our position within its core long-term growth areas provides it with the opportunity to capture economies of scale.

OILBOB intends to deepen its presence in our home market USA and to explore additional new markets. In order to pursue this geographic expansion, we intend to establish full service regional hubs (each hosting both sales and after sales service functions). In addition to the increased operating efficiencies anticipated from the establishment and utilisation of the regional hubs, it is expected that the sales teams based in the regional centres will be able to source (and respond proactively to) a greater number of directly negotiated sales opportunities than has been possible for the company hitherto.

OILBOB also intends to remain alert to potential acquisition (or joint venture) opportunities to accelerate one or more elements of the growth strategy outlined above.

OILBOB’s strategy is centred on a balanced approach to investment in growth. This entails both a prudent cash management policy and returns to shareholders.

Ongoing discussions with several strategic companies in the U.S. and Europe region have continued. The goal is to form joint venture relationships or cooperations going forward that would develop our projects through to the feasibility stage. The discussions are in various stages of advancement and OILBOB is looking forward to concluding such an arrangement in near terms.

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DESCRIPTION OF PROPERTY

We do not own any real estate. We currently utilize administrative office space on a variable basis. The site for our Polish plastic-to-oil plant (ca. 20,000 m2) will be provided by the City of Tychy. We believe that the real property leased by us at the moment is suitable and adequate for our operations.

OILBOB’s Intellectual Property

The plastic-to-oil technology is prior art (state of the art) under the U.S. patent law, means a patent on that invention is not valid. Prior art is any evidence that the invention was already publicly known or available, in whole or in part, before the effective filing date of a patent application [see definition federal statute 35 U.S.C. 102, amended by the America Invents Act (AIA) in 2013].

In contrast, in Europe the plastic-to-oil technology is patent protected, the intellectual property is protected by various patents and patent applications and the owner of the patents is a German inventor. It is agreed with the patent owner, that OILBOB can buy the patent in the relevant countries from the patent owner at any time.

A regular screening of all developments (internal and external) will be undertaken to further safeguard our IP and create new IP out of the new developments. IP Management will always remain a key focus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this offering circular. This Management’s Discussion and Analysis and the financial statements and comparative information have been prepared in accordance with GAAP.

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements. In April, 2019, the Company issued 74,999,999 no par value shares to the Company’s founders at a price of [$....] per share. The Company has no source of operating cash flow and operations to date have been funded from the issuance of share capital. The Company’s ability to continue as a going concern is contingent on obtaining additional financing. Whether the Company will be successful with any future financing ventures is uncertain, and this uncertainty casts significant doubt upon the Company’s ability to continue as a going concern. While the Company intends to advance its plans through additional equity financing, there is no assurance that any funds will ultimately be available for operations. We will have additional capital requirements during 2019 and 2021. We do not expect to be able to satisfy our anticipated cash requirements through sales activity, and therefore we will attempt to raise additional capital through the sale of our common stock pursuant to this offering circular once it is qualified by the Securities and Exchange Commission. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting – The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents – For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents. Revenue Recognition – The Company provides consulting and advisory services.

Results of Operations

The first short fiscal year ended December 31, 2018. The company was incorporated on December 17, 2018.
Revenue. We generated no revenues in the first short fiscal year.

Balance Sheet

The total assets amounted to $ 00 as at December 31, 2018. The stockholders´equity amounted to $ 00 as at December 31, 2018.

Cash Flow

We had net cash of $ 00 at December 31, 2018.

Plan of Operations

Over the next 24 months, the Company intends to focus on launching one commercial prototype in Poland (2019/2020) and another facility in the U.S. or in Germany (2020/2021). To build our complete thermolysis facility it takes approximately 14 months (application and permits 6 months). Such a commercial project in Poland should be of 20,000 m2 of operating space and would have a capacity of converting 20,660 long tons (21,000 tons) of waste plastic each year into 5.020m gallons (19m liter) of oil.

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Trend Information

The following information shall give an overview on recent trends regarding the Company and the strategies OILBOB is pursuing in the future.

Crude Oil

Global oil price dynamics are subject to many factors, principally the balance of supply and demand, the macroeconomic and geopolitical situation, the dynamics of the US dollar exchange rate and conditions of the global financial markets. Technological breakthroughs make it possible to develop huge resources. The increase in unconventional oil and gas production in the US serves as a good example. Taking into account the US oil production progress many analytical agencies lower their long-term oil price forecasts. Population growth and high rates of automotive growth in Asia will encourage an increase in oil consumption in the medium term. Growing demand and the natural decline of production from conventional oil fields will require the development of new reserves. The increase in oil production in North America will be gradual which will allow market players to adjust to changes. Above all, the trend towards US dollar depreciation is one of the important factors that influence oil price increases, furthermore OPEC policies and dollar depreciation will also support high oil prices.

Global Oil Prices 2014-2019

[Source: U.S. Energy Information Administration (EIA), OPEC and International Energy Agency (IEA)]

In 2019, Brent crude is seen averaging about $68-$73 a barrel, up from prices below $55 in 2018. Forecasts for U.S. crude mostly fall in a range between $59-$66 a barrel. The price of a barrel of WTI oil is $9/b lower than Brent prices due to U.S. oversupply.

Global oil prices had fallen to a 13-year low of $26.55/b on January 20, 2016. Six months before that, prices had been $60/barrel (b). A year earlier in June 2014, they had been $100.26/b. Today's oil price fluctuates due to these constantly changing conditions.

Worldwide crude oil prices will average $61 a barrel in 2019, according to the Short-term Energy Outlook by the U.S. Energy Information Administration. In 2019, Brent crude is seen averaging about $68-$73 a barrel, up from prices below $55 in 2018. However, analysts say any number of economic and geopolitical risks could cause oil to spike or slump beyond that range. The forecast dropped after oil prices dipped below $50 a barrel in November 2018. Analysts believed higher U.S. supplies would flood the market at the same time slowing global growth would cut into demand. Saudi Arabia and Russia had also produced oil at record levels.

On May 10, 2018, prices rose to a record of $80/b. That occurred two days after the United States pulled out of the Iran nuclear agreement and reinstated sanctions. The price of a barrel of WTI oil was $51/b in December 2018. That's down more than 20 percent from its four-year high of $76.40/b on October 3, 2018. Inventories rose to a five-month high of 432 million barrels. U.S. oil production increased to a record 11.6 million barrels a day. That meets 58 percent of domestic demand of 19.96 million barrels per day, according to the EIA. As a result, the United States became the world’s largest crude-oil producer, according to the EIA. The U.S. oil industry has found the right balance. It increased the supply slowly enough to maintain prices that pay for exploration costs. The price drop occurred just two months after global oil prices hit a four-year high of $81.20/b on September 24, 2018. Analysts believed that U.S. sanctions against Iran and outages in Venezuela would lead to supply shortages. OPEC promised to keep production steady. Still, there is less clarity over Russia’s intentions, the International Energy Agency (IEA) said in its January 2019 report. The agency noted that Russia likely increased output in December 2018 to a new record high of 11.5 mb/d, while the cuts in January 2019 are likely going to be phased in slowly.

U.S. production of shale oil and alternative fuels, such as ethanol, began increasing in 2015. The EIA estimated that U.S. fuel production averaged 11.5 million b/d in November 2018. It beat the previous U.S. record of 9.6 million b/d set in 1970. Production averaged 9.4 million b/d in 2017, and 10.9 million b/d in 2018. The average will rise to a record of 12.1 million b/d in 2019. Many U.S. shale oil producers have become more efficient at extracting oil. They've found ways to keep wells open, saving them the cost of capping them. At the same time, massive oil wells in the Gulf began producing in large quantities. In 2019, production from West Texas will increase by 2 million barrels a day. U.S. companies have drilled 114,000 wells, many of which are profitable at $30 a barrel.

The lower prices caused 2016 U.S. oil production to fall to 8.9 million b/d. Less efficient shale producers either cut back or were bought out. That reduced supply by around 10 percent, creating a boom and bust in U.S. shale oil. Global demand grew more slowly than anticipated. It only rose to 93.3 million b/d in 2015, from 92.4 million

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b/d in 2014, according to the International Energy Agency. Most of the increase was from China, which now consumes 12 percent of global oil production.

The key drivers behind the anticipated rally in the opening months of 2019 are OPEC policy and North American oil production. On December 7, 2018, OPEC agreed to cut 1.2 million barrels per day from the October levels. Members would cut 800,000 barrels per day (bpd) and allies would cut 400,000 bpd. Cuts would continue for six months. OPEC's goal is to return prices to $70 a barrel by early fall 2019. The producers began capping output in January 2017, but lifted the cuts in June 2018 ahead of U.S. sanctions on Iran, OPEC’s third-biggest producer. OPEC first agreed to cut production on November 30, 2016. It cut production by 1.2 million b/d beginning in January 2017. Prices began rising right after the OPEC announcement. OPEC's cuts lowered production to 32.5 million b/d. That's still higher than its 2015 average of 32.32 million b/d.

OPEC released its Oil Market Report in January 2019, which showed that the cartel slashed output by 750,000 bpd in December 2018. Saudi Arabia led the way with 468,000 barrel per day (bpd) in reductions, but its efforts were aided by the involuntary losses from Iran (-159,000 bpd), Libya (-172,000 bpd) and Venezuela (-33,000) bpd. In fact, those three countries have accounted for massive output reductions over the past two months. Over the course of November and December 2018, Iran has lost 561,000 bpd, Libya has lost 190,000 bpd, and Venezuela’s output fell by 58,000 bpd. Taken together, the involuntary outages exceed 800,000 bpd.

Graphic: WTI Crude Oil Prices / 10 Year Daily Chart

[Source:macrotrends.net]

Oil Price Forecast 2025 and 2050

EIA forecasts that, by 2025, the average price of a barrel of Brent crude oil will rise to $85.70/b. This figure is in 2017 dollars, which removes the effect of inflation. By 2030, world demand will drive oil prices to $92.82/b. By 2040, prices will be $106.08/b, again quoted in 2017 dollars. By then, the cheap sources of oil will have been exhausted, making it more expensive to extract oil. By 2050, oil prices will be $113.56/b, according to the EIA's Annual Energy Outlook. The EIA has lowered its price estimates from 2017, reflecting the stability of the shale oil market.

By 2022, the United States will become a net energy exporter, exporting more than it imports. It has been a net energy importer since 1953. Oil production will rise until 2020 when shale oil production levels off at around 12 million b/d. Shale will make up 65 percent of U.S. oil production.

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Global Plastic Industry

Global Plastic Production

In the chart below we see the evolution of annual global plastic production, measured in tonnes per year. This is shown from 1950 through to 2015.

Graphic: Global Plastics Production
[Source: Our World in Date, ourworldindata.org]

In 1950 the world produced only 2 million tonnes per year. Since then, annual production has increased nearly 200-fold, reaching 381 million tonnes in 2015. Prior to 1980, recycling and incineration of plastic was negligible; 100 percent was therefore discarded. From 1980 for incineration, and 1990 for recycling, rates increased on average by about 0.7 percent per year. In 2015, an estimated 55 percent of global plastic waste was discarded, 25 percent was incinerated, and 20 percent recycled.

Cumulative production (1950-2015 in total) of polymers, synthetic fibers and additives was 8300 million tonnes:

-2500 million tonnes (30 percent) of primary plastics was still in use in 2015;
-4600 million tonnes (55 percent) went straight to landfill or was discarded;
-700 million tonnes (8 percent) was incinerated;
-500 million tonnes (6 percent) was recycled (100 million tonnes of recycled plastic was still in use; 100 million tonnes was later incinerated; and 300 million tonnes was later discarded or sent to landfill).

Of the 5800 million tonnes of primary plastic no longer in use, only 9 percent has been recycled since 1950.

Daily per capita plastic waste across the highest countries – Kuwait, Guyana, Germany, Netherlands, Ireland, the United States – is more than ten times higher than across many countries such as India, Tanzania, Mozambique and Bangladesh.

Graphic: Plastic Waste Generation per Person (2010)
[Source: Our World in Date, ourworldindata.org]

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In the chart below we see the total plastic waste generation by country, measured in tonnes per year. This therefore takes account of per capita waste generation and population size. This estimate is available only for the year 2010.

With the largest population, China produced the largest quantity of plastic, at nearly 60 million tonnes. This was followed by the United States at 38 million, Germany at 14.5 million and Brazil at 12 million tonnes.

Graphic: Plastic Waste Generation by Country (2010)
[Source: Our World in Date, ourworldindata.org]

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Recycled plastic waste is today a product within the global commodity market — it is sold and traded across the world. This has important implications for managing global plastic waste: if countries with effective waste management systems – predominantly high-income countries – export plastic waste to middle to low-income countries with poorer management systems, they could be adding to the ocean plastic problem. In 2016, China and Hong Kong have imported 72.4 percent of global traded plastic waste. At the end of 2017, China introduced a complete ban on the imports of non-industrial plastic waste. Japan, USA, Germany, Belgium, Australia and Canada are all major plastic exporters.

Impact of Plastic on Ecosystems

There have been many documented incidences of the impact of plastic on ecosystems and wildlife. Peer-reviewed publications of plastic impacts date back to the 1980s. There are three key pathways by which plastic debris can affect wildlife:

Entanglement: The entrapping, encircling or constricting of marine animals by plastic debris. Entanglement cases have been reported for at least 344 species to date, including all marine turtle species, more than two-thirds of seal species, one-third of whale species, and one-quarter of seabirds. Entanglement by 89 species of fish and 92 species of invertebrates has also been recorded. Entanglements most commonly involve plastic rope and netting and abandoned fishing gear. However, entanglement by other plastics such as packaging have also been recorded.

Ingestion: Ingestion of plastic can occur unintentionally, intentionally, or indirectly through the ingestion of prey species containing plastic and it has now been documented for at least 233 marine species, including all marine turtle species, more than one-third of seal species, 59% of whale species, and 59% of seabirds. Ingestion by 92 species of fish and 6 species of invertebrates has also been recorded.

The size of the ingested material is ultimately limited by the size of the organism. Very small particles such as plastic fibres can be taken up by small organisms such as filter-feeding oysters or mussels; larger materials such as plastic films, cigarette packets, and food packaging have been found in large fish species.

Ingestion of plastics can have multiple impacts on organism health. Large volumes of plastic can greatly reduced stomach capacity, leading to poor appetite and false sense of satiation. Plastic can also obstruct or perforate the gut, cause ulcerative lesions, or gastric rupture. This can ultimately lead to death. In laboratory settings, biochemical responses to plastic ingestion have also been observed. These responses include oxidative stress, metabolic disruption, reduced enzyme activity, and cellular necrosis.

Interaction: interaction includes contact with plastic debris (with exception of entanglement) including collisions, obstructions, abrasions or use as substrate. There are multiple scenarios where this can have an impact on organisms. Fishing gear, for example, has been shown to cause abrasion and damage to coral reef ecosystems upon collision. Ecosystem structures can also be impacted by plastics following interference of substrate with plastics (impacting on light penetration, organic matter availability and oxygen exchange).

Impact of Microplastics on Humans

For human health, it is the smallest particles — micro- and nano-particles which are of greatest concern. Particles must be small enough to be ingested. There are several ways by which plastic particles can be ingested: orally through water, consumption of marine products which contain microplastics, through the skin via cosmetics, or inhalation of particles in the air. It is possible for microplastics to be passed up to higher levels in the food chain.

This can occur when a species consumes organisms of a lower level in the food chain which has microplastics in the gut or tissue. The presence of microplastics at higher levels of the food chain (in fish) has been documented. Three possible toxic effects of plastic particle have been suggested on humans: plastic particles themselves, the release of persistent organic pollutant adsorbed to the plastics, and leaching of plastic additives.

Sustainable Aviation Fuels

[Source: U.S. Department of Transportation’s Bureau of Transportation Statistics (BTS), IATA International Air Transport Association, EIA]

Jet Fuel Consumption

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The amount of jet fuel consumed by U.S. airlines increased in both 2015 and 2016, although jet fuel use in 2016 remained 11% lower than its level a decade ago. Jet fuel use was lower despite the fact that the number of passengers traveling on U.S. carriers in 2016 was 7% higher than in 2007. U.S. airlines with annual operating revenue of more than $20 million consumed 17.7 billion gallons of fuel in 2016, according to data published by the U.S. Department of Transportation’s Bureau of Transportation Statistics (BTS). Annual growth in jet fuel consumed by U.S. airline carriers was 3% in 2015 and 2% in 2016—the two highest growth rates since 2004.

Since 2007, the average fuel economy of U.S. carriers—in terms of available seat-miles per gallon—has increased from 52 available seat-miles per gallon to 63 available seat-miles per gallon in 2016, up 22%. Similarly, the average fuel economy of U.S. carriers—in terms of revenue seat-miles per gallon—has increased from 41 revenue seat-miles per gallon in 2007 to 53 revenue seat-miles per gallon in 2016, up 27%.

Despite continued improvements in aircraft efficiency and rising fuel prices, EIA projects growing domestic jet fuel demand. By 2040, jet fuel consumption is projected to be 27% higher than 2014 levels. Jet fuel prices, driven primarily by crude oil prices, are projected to increase quickly. By 2040, the jet fuel price paid by airlines is projected to be 40% higher than the price in 2014 in real terms and 123% higher in nominal terms.

The expected continued growth in air traffic and the associated increasing fuel demand poses two fundamental challenges for civil aviation:
-To mitigate the aviation sector’s impact on climate change
-To ensure the security of future fuel supply.

Sustainability

Sustainability and climate protection are central topics of the aviation sector. Already in 2008 the aviation industry committed itself to global emission reduction targets.

Greenhouse gas emissions from global aviation have more than doubled over the last 20 years, accounting for the largest increase in emissions from transport. The industry accounts for 2% of all carbon dioxide emissions for 2016 – releasing 815 million tons of CO2 into the atmosphere in 2016. The aviation industry requires effective and sustainable solutions to meet its commitments in the global efforts to reduce the impacts of climate change. Alternative aviation fuels, which can deliver significant reductions in greenhouse gas emissions while requiring no changes to existing aircraft and infrastructure, offer the most effective and immediate solution to an industry looking to decarbonise rapidly.

IATA recognizes the need to address the global challenge of climate change and adopted a set of ambitious targets to mitigate CO2 emissions from air transport:

-An average improvement in fuel efficiency of 1.5% per year from 2009 to 2020;
-A cap on net aviation CO2 emissions from 2020 (carbon-neutral growth);
-A reduction in net aviation CO2 emissions of 50% by 2050, relative to 2005 levels.

Alternative Jet Fuel Milestones

Alternative fuels are a key element of aviation’s climate change strategy. The milestones in the past are:

-2008 – The first test flight with biojet fuel was performed by Virgin Atlantic. Between 2011 and 2015 – 22 airlines performed over 2,500 commercial passenger flights with blends of up to 50% biojet fuel.

-2016 – Regular sustainable fuel supply through the common hydrant system started at Oslo Airport. United commenced daily flights using sustainable alternative fuel from Los Angeles Airport, United is the first airline in the world to have introduced SAF into normal business operations.

-June 2018 – More than 130,000 commercial flights using SAF have been performed.

-At the 73rd IATA [International Air Transport Association represents some 290 airlines comprising 82% of global air traffic] AGM, 2017, IATA members unanimously agreed a resolution on the deployment of SAF, including calling for constructive government policies, and committing to only use fuels which conserve ecological balance and avoid depletion of natural resources.

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-Several airlines have concluded long-term offtake agreements with SAF suppliers, only one supplier uses the plastic-to-oil technology [our production costs are significant lower compared with this competitor, the competitor is the most important supplier in SAF production in the U.S.].

-A number of airports have agreed to supply SAF through their hydrant system.

-IATA sets out an aim for one billion passengers to fly on flights powered by a mix of jet fuel and SAF by 2025.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth certain information regarding our directors and executive officers as of April 30, 2019.

There are no arrangements or understandings between any person listed in the table below and any other person pursuant to which he or she was selected to his or her position.

As of 30 April 2019, the Company employed, in addition to the Board Members of OILBOB Corporation, a total of 0 employees.

Name	Position	Age	Start of Term of Office	Approximate hours per week for part-time employees
Christian Franzke	Director, President, CEO OILBOB Corporation	52	December 2018	variable

Familial Relationships: None.

Business Experience of Directors, Executive Officers and Key Personnel

Motivated Management Team. OILBOB benefits from management with significant experience in the Plastic-ToOil technology in general. In addition, OILBOB has experienced senior managers in key departments, including engineers and technicians with an average experience of 100 years in the relevanet industry. The management team combines the strengths of technology and business management, respectively, which has produced a track record of maximizing the commercial potential of its technology. This extensive sector knowledge plays an important part in maintaining long term relationships with potential customers and key suppliers, as well as being crucial to achieving new contract wins.

Christian Franzke

Christian is a business man with experience in technology, finance and business affairs in a wide variety of industries in Europe.

He has been actively involved in real estate investment and development in Germany, Poland and the Czech Republic for over 30 years. There he was responsible for the management and implementation of both short and long term strategic new business opportunities and real estate development. Prior to joining OILBOB, Christian served on a property development team where he oversaw projects valued at more than Euro 268 million. Through Christian’s guidance on several large-scale residential and commercial projects, his company has emerged to a premier development company. Overall, he has management experience in the property sector in a variety of shareholder structures, having extensive knowledge and first-hand experience in all aspects of construction and customer relations. He was responsible for the scope, schedule and budget, and overall success of multiple, new and modernization, commercial projects. Christian resolved complex planning, design and construction projectrelated issues and disputes in his career. His experience in such a wide variety of types of construction is apparent in his day to day operations and his ability to problem solve has already proven to be an asset to OILBOB.

Christian has been actively engaged in the plastic-to-oil business since 2013. He is primarily responsible for OILBOB’s overall corporate strategies, management and business development. He has a track record of success both as a technologist and in the corporate aspects of such projects.

Involvement in Certain Legal Proceedings.

Personal Bankruptcies

No director or executive officer of the Company within the past ten years, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

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Bankruptcies

No director or executive officer of the Company, within the five years prior to the date of this Offering Circular, has been an executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors of the Company during our last completed fiscal year ended December 31, 2018.

Name	Capacities in which compensation was received (e.g., Chief Executive officer, director, etc.)	Cash Compensation ($)	Other Compensation ($)
Christian Franzke	CEO OILBOB Corporation	0.00	0.00

Historically, we have not paid any salaries, bonuses or cash fees to any of our directors or executive officers. Accordingly, in the last completed fiscal year, the total compensation paid to our director, for his service as director, was $0. We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives.

The Company expects that, upon completion of this Offering, the Company and Mr. Christian Franzke will enter into an agreement whereby Mr. Christian Franzke will receive an annual salary of $150,000.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

As of April 30, 2019, we had 74,999,999 shares of common stock (ordinary shares) outstanding.

The following table sets forth information as of April 30, 2019, regarding the beneficial ownership of our common stock by:

(1) all executive officers and directors as a group, and individually naming each director or executive officer who beneficially owns more than 10% of any class of our voting securities; and

(2) any other security holder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities
Exchange Act of 1934.

Information on beneficial ownership of securities is based upon a record list of our security holders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class -rounded figures
Common Stock	Mr. Herbert Kampmann, Nassau (Bahamas)	[…] Direct
Common Stock	Mr. Christian Franzke, OR (USA)	[…] Direct

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

No transactions during the last two completed fiscal years and the current fiscal year to which the Company was or is to be a participant and the amount involved exceeds $ 50,000 and in which

-any director or executive officer of the Company,
-any nominee for election as a director,
-any securityholder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934,
-any promoter of the Company, or
-any immediate family member of the above persons,

had or is to have a direct or indirect material interest, were agreed or concluded. An immediate family member of a person means such person´s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing such person´s household.

SECURITIES BEING OFFERED

We are offering 25,000,000 Shares of our common stock at a purchase price of $2.00 per Share, for maximum proceeds to us of approximately $ 50,000,000. Our authorized capital stock consists of 99,999,999 shares of common stock (ordinary shares). As of April 30, 2019, we had 74,999,999 shares of common stock outstanding.

The following summary of the rights of our capital stock as provided in our articles of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights. There are no sinking fund provisions applicable to our stock, and no shareholder has no liability for further calls or assessment by the Company. None of our shares of capital stock has any conversion rights. There are no restrictions on the alienability of our common stock, other than pursuant to federal and state securities laws.

Our articles of incorporation, as amended, do not include any provisions discriminating against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities of the Company, and no rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future to holders of our common stock. Any future determination to declare dividends for our common stock will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock on the OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart. We can provide no assurance that our shares of Common Stock will be quoted on the OTCQB or, if quoted, that a public market will materialize.

Our intended transfer agent will be VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

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BALANCE SHEET

Rounded figures	As of December 31, 2018
ASSETS
Current Assets	0.00
Cash	0.00
TOTAL CURRENT ASSETS	0.00
Non-Current Assets	0.00
Other Assets	0.00
TOTAL NON-CURRENT ASSETS	0.00
TOTAL ASSETS	0.00
LIABILITIES AND STOCKHOLDERS´ EQUITY	0.00
Liabilities	0.00
TOTAL LIABILITIES	0.00
Stockholders' equity	0.00
TOTAL LIABILITIES AND STOCKHOLDERS´ EQUITY	0.00

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STATEMENT OF INCOME & STOCKHOLDERS´ EQUITY

Rounded figures	Year ended December 31, 2018
Revenue	0.00
General and administrative expenses	0.00
NET LOSS	0.00
Stockholders´ equity at beginning of period	0.00
STOCKHOLDERS´ EQUITY AT THE END OF PERIOD	0.00

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STATEMENT OF CASH FLOWS

Rounded figures	Year ended December 31, 2018
Cash Flows From Operating Activities	0.00
Net Loss	0.00
Net Cash Used in Operations	0.00
Cash Flows from Investing Activities	0.00
Purchase of other assets	0.00
Net Cash Provided by Investing Activities	0.00
Cash Flows from Financing Activities	0.00
Sale of Stock	0.00
Net Cash Provided by Financing Activities	0.00
Net Increase (Decrease) in Cash	0.00
Cash, Beginning of Year	0.00
Cash, End of Year	0.00

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NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE A - NATURE OF OPERATIONS

This summary of significant accounting policies of OILBOB Corporation ("Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles (GAAP) and have been consistently applied in the preparation of the financial statements.

Nature of Operations - The Company was incorporated on December 17, 2018 in the state of Oregon. The Company is engaged primarily in green technologies in the sphere of energy, industry and other branches. All our innovations help protect nature and make life much better. We develop green business models and plan the deployment of newest technologies. We are building plants which produce fuel products mainly from unsorted, unwashed waste plastics ("Plastic-to-Oil") for distribution across a number of markets.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting - The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents. The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy. The carrying amounts reported in the balance sheets for cash approximate fair values due to the short-term nature of these financial instruments.

NOTE C - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Currently, the Company has no operating history and has not generated significant revenue. These factors raise substantial doubt about the Company ´ s ability to continue as a going concern. Management believes that the Company ´ s capital requirements will depend on many factors including the success of the Company´s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the future. The conditions described above raise substantial doubt about our ability to continue as a going concern.

NOTE D - SHAREHOLDER EQUITY

Common Stock - The authorized common stock of the Company consists of 99,999,999 non par value shares.

There were 74,999,999 shares of common stock issued and outstanding as of April 31, 2019. In April 2019 the Company issued 74,999,999 of its no par value common stock totaling $ [...] to its founders. Holders of shares of Common Stock are entitled to one vote for each share held to be used at all stockholders´ meetings and for all purposes including the election of directors.

NOTE E - SUBSEQUENT EVENTS

None

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INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Incorporation of OILBOB Corporation
2.2*	Bylaws of OILBOB Corporation
4.1	(Online) Form of Subscription Agreement
11.1	Consent of McAllister, Davis & Goldstein (New York) (included in Exhibit 12.1)
12.1	Opinion of McAllister, Davis & Goldstein (New York)

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of […], State of Oregon, on [….], 2019.

OILBOB Corporation
By /s/ Christian Franzke

Christian Franzke
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) /s/ Christian Franzke
Christian Franzke

(Title) Chief Executive Officer

(Date) May […], 2019

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